Exhibit 99.2

Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen BAK Haoze Investment Co., Ltd. (the “Creditor”) on December 28, 2011

Main articles:

  Loan principal: RMB 1.75 million;
  Loan Term: December 28, 2011 to December 27, 2013;
  Non-bank and non-interest loan;
  Purpose of the loan is to provide working capital for the Company;

Headlines of the articles omitted

  Loan arrangement
  Payment of the loan
  Payment extension
  Prepayment
  Modification, Amendment and Termination of Contract
  Other agreements
  Validity